                   Exhibit 23.2

        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192495-01 on Form S-8 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our reports dated February 26, 2020, relating to the consolidated financial statements and financial statement schedule of ESH Hospitality, Inc. and subsidiaries and the effectiveness of ESH Hospitality, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2019.
/s/ Deloitte and Touche LLP

Charlotte, North Carolina
February 26, 2020